Exhibit 99.4

Broad Street Realty, Inc.

Pro Forma Consolidated Financial Statements

(Unaudited)

On May 28, 2019, Broad Street Realty, Inc. (formerly known as MedAmerica Properties Inc., the “Company”) and certain of its subsidiaries, including Broad Street Operating Partnership, LP (the “Operating Partnership”), entered into 19 separate agreements and plans of merger (collectively, the “Merger Agreements”) with each of Broad Street Realty, LLC (“BSR”), Broad Street Ventures, LLC (“BSV”) and each of BSV Avondale LLC, BSV Colonial Investor LLC, BSV Coral Hills Investors LLC, BSV Crestview Square LLC, BSV Cromwell Parent LLC, BSV Cypress Point Investors LLC, BSV Dekalb LLC, BSV Greenwood Investors LLC, BSV Highlandtown Investors LLC, BSV Hollinswood LLC, BSV Lamont Investors LLC, BSV Lamonticello Investors LLC, BSV LSP East Investors LLC, BSV Patrick Street Member LLC, BSV Premier Brookhill LLC, BSV Spotswood Investors LLC and BSV West Broad Investors LLC (collectively, the “Broad Street Entities”). The Merger Agreements relate to a series of 19 mergers (“Mergers”) whereby BSR, BSV and each Broad Street Entity would become subsidiaries of the Company. Each Broad Street Entity owns, either directly or indirectly, a single real estate property, each of which is listed in the table below (each, a “Property” and, collectively, the “Properties”). The 17 Mergers involving the Broad Street Entities are referred to herein as the “Property Mergers.” The Company prior to the completion of the Initial Mergers (as defined below) is referred to herein as “MedAmerica.”

On December 27, 2019, the Company completed 11 of the Mergers (the “Initial Mergers”), including the Mergers with BSR and BSV and nine of the Property Mergers. As a result, the Company succeeded to the business operations of BSR and BSV and acquired nine Properties. On December 31, 2019, the Company completed one additional Property Merger whereby it acquired an additional Property (such Property, collectively with the nine Properties acquired on December 27, 2019, the “Initial Properties”). As consideration for the Mergers that had closed as of December 31, 2019, the Company issued an aggregate of 18,776,768 shares of its common stock and 2,827,904 units of limited partnership interest in the Operating Partnership (“OP units”) to prior investors in BSR, BSV and the Broad Street Entities party to the Mergers that had closed as of such date. In addition, certain prior investors in the Broad Street Entities received an aggregate of $0.9 million in cash as a portion of the consideration for the Initial Mergers. In connection with the closing of the Initial Mergers, the Company also issued 200,000 shares of common stock to an affiliate of Gary O. Marino, the Company’s former chairman.

Subsequent to December 31, 2019, the Company has completed one additional Property Merger pursuant to which it issued 884,143 shares of its common stock. As of December 22, 2020, there are six Property Mergers that have not been completed. The Company expects to issue an aggregate of 10,400,779 shares of its common stock and 573,529 OP units as consideration for the six additional Property Mergers. The accompanying unaudited pro forma condensed consolidated financial statements do not give effect to the Property Mergers that closed subsequent to December 31, 2019 or that have not yet closed.

The status of each Property Merger is set forth in the table below.

Property	Broad Street Entity	Status of Property Merger
Avondale Shops	BSV Avondale LLC	Closed 12/27/2019
Coral Hills Shopping Center	BSV Coral Hills Investors LLC	Closed 12/27/2019
Crestview Square	BSV Crestview Square LLC	Closed 12/27/2019
Dekalb Plaza	BSV Dekalb LLC	Closed 12/27/2019
Hollinswood Shopping Center	BSV Hollinswood LLC	Closed 12/27/2019
Midtown Colonial	BSV Colonial Investor LLC	Closed 12/27/2019
Midtown Lamonticello	BSV Lamonticello Investors LLC	Closed 12/27/2019
Vista Shops at Golden Mile	BSV Patrick Street Member LLC	Closed 12/27/2019
West Broad Commons	BSV West Broad Investors LLC	Closed 12/27/2019
Brookhill Azalea Shopping Center	BSV Premier Brookhill LLC	Closed 12/31/2019
Lamar Station Plaza East	BSV LSP East Investors LLC	Closed 7/2/2020
Cromwell Field Shopping Center	BSV Cromwell Parent LLC	Pending
Cypress Point Shopping Center	BSV Cypress Point Investors LLC	Pending
The Shops at Greenwood Village	BSV Greenwood Investors LLC	Pending
Highlandtown Village Shopping Center	BSV Highlandtown Investors LLC	Pending
Lamar Station Plaza	BSV Lamont Investors LLC	Pending
Spotswood Valley Square	BSV Spotswood Investors LLC	Pending

On December 27, 2019, in connection with the closing of the Initial Mergers, certain indirect subsidiaries of the Company, as Borrowers, and Big Real Estate Finance I, LLC, a subsidiary of a real estate fund managed by Basis Management Group, LLC, as lender (the “Basis Lender”), entered into a loan agreement (the “Basis Loan Agreement”) pursuant to which the Basis Lender made a senior secured term loan of up to $66.9 million (the “Basis Term Loan”) to the Borrowers, of which $63.8 million was drawn at the time of the closing of the Initial Mergers. The Basis Term Loan is secured by mortgages on six of the Properties acquired in connection with the Initial Mergers.

On December 27, 2019, in connection with the closing of the Initial Mergers, the Operating Partnership and Big BSP Investments, LLC, a subsidiary of a real estate fund managed by Basis Management Group, LLC (the “Preferred Investor”), entered into an amended and restated operating agreement (the “Operating Agreement”) of Broad Street Big First OP LLC, a newly formed subsidiary of the Operating Partnership (the “Sub-OP”). Pursuant to the Operating Agreement, among other things, the Preferred Investor committed to make an investment of up to $10.7 million in the Sub-OP, of which $6.9 million was funded in connection with the closing of the Initial Mergers, in exchange for a 1.0% membership interest in the Sub-OP designated as Class A units. Pursuant to the Operating Agreement, the Preferred Investor is entitled to a cumulative annual return of 14.0% on its initial capital contribution, and the Preferred Investor will be entitled to a 20% return on any additional capital contribution made to the Sub-OP.  Additionally, at the Redemption Date, the Preferred Investor is entitled to an amount equal to (a) the product of (i) the aggregate amount of capital contributions made and (ii) 0.4, less (b) the aggregate amount of Class A return payments made to the Preferred Investor (the “Minimum Multiple Amount”). The Minimum Multiple Amount was approximately $2.8 million. The Preferred Investor’s interests, including the Minimum Multiple Amount, are mandatorily redeemable and, therefore, are classified as indebtedness in the accompanying unaudited pro forma condensed consolidated financial statements.

On December 27, 2019, in connection with the closing of the Initial Mergers, the Company, the Operating Partnership and BSR entered into a loan agreement (the “MVB Loan Agreement”) with MVB Bank, Inc. (“MVB”) with respect to a $6.5 million loan consisting of a $4.5 million secured term loan (the “MVB Term Loan”) and a $2.0 million secured revolving credit facility (the “MVB Revolver”). The MVB Term Loan and the MVB Revolver were fully drawn at the time of the closing of the Initial Mergers.

In addition, the Company assumed an aggregate of $21.9 million of mortgage indebtedness secured by the Initial Properties that had been acquired in connection with the Property Mergers that had closed as of December 31, 2019.

The Merger of BSR with and into a subsidiary of the Company (the “BSR Merger”) is accounted for as a reverse recapitalization under generally accepted accounting principles in the United States (“GAAP”). BSR was determined to be the accounting acquirer of MedAmerica based upon the terms of the Mergers.

The accompanying unaudited pro forma condensed consolidated financial statements primarily give effect to:

•	the BSR Merger;
•	the acquisitions by the Company of the ten Initial Properties in connection with the Property Mergers that had closed as of December 31, 2019;
•	the issuance of the shares of common stock and OP units in connection with the Mergers that had closed as of December 31, 2019;
•	the incurrence of indebtedness under the Basis Loan Agreement, the Operating Agreement and the MVB Loan Agreement; and
•	the incurrence and assumption of $21.9 million of mortgage indebtedness in connection with the acquisitions of the Initial Properties that had been acquired by the Company as of December 31, 2019.

The accompanying unaudited pro forma condensed consolidated balance sheet as of September 30, 2019, reflects the financial position of BSR as if each of the foregoing had been completed on September 30, 2019.

The accompanying unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2019 and the year ended December 31, 2018, present the results of operations of BSR as if each of the foregoing had been completed on January 1, 2018.

The unaudited pro forma condensed consolidated financial statements (including notes thereto) are qualified in their entirety by reference to and should be read in conjunction with (i) the unaudited financial statements of BSR as of and for the nine months ended September 30, 2019 included in Exhibit 99.2 to the Company’s Current Report on Form 8-K/A to which these unaudited pro forma condensed consolidated financial statements are also filed as an exhibit, (ii) the audited financial statements of BSR as of and for the year ended December 31, 2018 included in Exhibit 99.1 to the Company’s Current Report on Form 8-K/A to which these unaudited pro forma condensed consolidated financial statements are also filed as an exhibit, (iii) the unaudited financial statements of MedAmerica as of and for the nine months ended September 30, 2019, included in its Quarterly Report on Form 10-Q for the nine months ended September 30, 2019, (iv) the audited financial statements of MedAmerica as of and for the year ended December 31, 2018, included in its Annual Report on Form 10-K for the year ended December 31, 2018, and (iv) the combined statements of revenues and certain operating expenses of the Initial Properties included as Exhibit 99.3 to the Company’s Current Report on Form 8-K/A to which these unaudited pro forma condensed consolidated financial statements are also filed as an exhibit.

The pro forma adjustments reflected in the unaudited pro forma condensed consolidated financial statements are based upon currently available information and certain assumptions and estimates; therefore, the actual effects of these transactions will differ from the pro forma adjustments. However, the Company's management considers the applied estimates and assumptions to provide a reasonable basis for the presentation of the significant effects of certain transactions that are expected to have a continuing impact on the Company. In addition, the Company's management considers the pro forma adjustments to be factually supportable and to appropriately represent the expected impact of items that are directly attributable to the Mergers that had closed as of December 31, 2019 and the related transactions described above.

The accompanying unaudited pro forma condensed consolidated financial statements are subject to a number of estimates, assumptions, and other uncertainties, and do not purport to be indicative of the actual results of operations that would have occurred had the applicable Mergers and related transactions in fact occurred on the dates specified, nor do such financial statements purport to be indicative of the results of operations that may be achieved in the future.

Broad Street Realty, Inc.

Unaudited Pro Forma Consolidated Balance Sheet

September 30, 2019

(Dollars in thousands)

	BSR Historical	MedAmerica Historical	Acquisition of Initial Properties		Other Pro Forma Adjustments		Company Pro Forma
	A	B	C
Assets
Real estate properties
Land	$-	$-	$34,350		$-		$34,350
Buildings and improvements, and intangible lease assets	-	-	139,194		-		139,194
Less accumulated depreciation and amortization	-	-	-		-		-
Total real estate properties, net	-	-	173,544		-		173,544

Cash and cash equivalents	348	32	17,654		(5,162)	G, I	12,872
Accounts receivable, net of allowances	1,352	-	520		(148)	J	1,724
Other assets	6,109	27	1,725		(1,321)	I	6,540
Total Assets	$7,809	$59	$193,443		$(6,631)		$194,680

Liabilities and Equity
Liabilities
Mortgage and other indebtedness, net	$4,419	$-	$109,725		$(4,419)	G	$109,725
Accounts payable and accrued liabilities	4,888	294	6,412		365	K	11,959
Unamortized intangible lease liabilities	-	-	3,451		-		3,451
Deferred tax liabilities	-	-	16,985		-		16,985
Payables due to related parties	5,522	-	(4,552)		-		970
Deferred revenue	245	-	402		-		647
Total liabilities	15,074	294	132,423		(4,054)		143,737

Equity
Series A Preferred stock, $0.01 par value, 20,000 shares authorized, 500 issued at September 30, 2019	-	-	-		-		-
Common stock, $0.01 par value, 50,000,000 shares authorized, 21,587,336 issued at September 30, 2019	-	26	188	D	2	F	216
Additional paid in capital	-	111,862	57,457	D	(116,621)	F, H, I	52,698
Accumulated deficit	-	(112,123)	(2,440)	E	111,758	F, K	(2,805)
Total Broad Street Realty, Inc. stockholders' equity	-	(235)	55,205		(4,861)		50,109
Noncontrolling interests	(7,265)	-	5,815	D, E	2,284	F, H, J	834
Total Equity	(7,265)	(235)	61,020		(2,577)		50,943
Total Liabilities and Equity	$7,809	$59	$193,443		$(6,631)		$194,680

Broad Street Realty, Inc.

Unaudited Pro Forma Consolidated Statement of Operations

For the nine months ended September 30, 2019

(Dollars in thousands, except per share amounts)

	BSR Historical	MedAmerica Historical	Revenues and Certain Direct Operating Expenses of Initial Properties	Historical Combined	Other Pro Forma Adjustments		Company Pro Forma
Revenues	AA	BB	CC
Rental income	$-	$-	$11,629	$11,629	$249	DD	$11,878
Management and other fees	1,940	-	-	1,940	(841)	EE	1,099
Commissions	2,916	-	-	2,916	(239)	EE	2,677
Total revenues	4,856	-	11,629	16,485	(831)		15,654

Operating expenses
Property operating	-	-	3,686	3,686	(782)	EE	2,904
Cost of services	2,011	-	-	2,011	-		2,011
General and administrative	3,917	273	-	4,190	486	EE, FF	4,676
Bad debt expense	153	-	-	153	-		153
Depreciation and amortization	13	-	-	13	6,103	DD	6,116
Total operating expenses	6,094	273	3,686	10,053	5,807		15,860
Operating income (loss)	(1,238)	(273)	7,943	6,432	(6,638)		(206)

Other income (expense)
Interest and other income	-	-	-	-	-		-
Other expense	(88)	-	-	(88)	-		(88)
Merger-related expenses	(464)	-	-	(464)	464	GG	-
Interest expense	(213)	(1)	-	(214)	(4,476)	HH	(4,690)
Total other income (expense)	(765)	(1)	-	(766)	(4,012)		(4,778)

Income tax benefit	-	-	-	-	925	II	925
Net income (loss)	(2,003)	(274)	7,943	5,666	(9,725)		(4,059)
Less: Preferred stock dividends	-	(4)	-	(4)	-		(4)
Less: Net (income) loss attributable to noncontrolling interests	2,003	-	-	2,003	(1,425)	JJ	578
Net income (loss) attributable to common stockholders	$-	$(278)	$7,943	$7,665	$(11,150)		$(3,485)

Weighted average shares outstanding- basic and diluted		2,610,568					21,587,336

Net loss attributable to common stockholders per share		$(0.11)					$(0.16)	KK

Broad Street Realty, Inc.

Unaudited Pro Forma Consolidated Statement of Operations

For the year ended December 31, 2018

(Dollars in thousands, except per share amounts)

	BSR Historical	MedAmerica Historical	Revenues and Certain Direct Operating Expenses of Initial Properties	Historical Combined	Other Pro Forma Adjustments		Company Pro Forma
	AA	BB	CC
Revenues
Rental income	$-	$-	$15,145	$15,145	$332	DD	$15,477
Management and other fees	2,459	-	-	2,459	(1,119)	EE	1,340
Commissions	3,476	-	-	3,476	(391)	EE	3,085
Total revenues	5,935	-	15,145	21,080	(1,178)		19,902

Operating expenses
Property operating	-	-	5,477	5,477	(967)	EE	4,510
Cost of services	2,167	-	-	2,167	-		2,167
General and administrative	4,823	601	-	5,424	658	EE, FF	6,082
Bad debt expense	629	-	-	629	-		629
Depreciation and amortization	29	-	-	29	8,137	DD	8,166
Total operating expenses	7,648	601	5,477	13,726	7,828		21,554
Operating income (loss)	(1,713)	(601)	9,668	7,354	(9,006)		(1,652)

Other income (expense)
Interest and other income	38	-	-	38	-		38
Other expense	(128)	-	-	(128)	-		(128)
Merger-related expenses	(165)	-	-	(165)	165	GG	-
Interest expense	(188)	(2)	-	(190)	(8,814)	HH	(9,004)
Total other income (expense)	(443)	(2)	-	(445)	(8,649)		(9,094)

Income tax benefit	-	-	-	-	1,995	II	1,995
Net income (loss)	(2,156)	(603)	9,668	6,909	(15,660)		(8,751)

Less: Preferred stock dividends	-	(5)	-	(5)	-		(5)
Less: Net (income) loss attributable to noncontrolling interests	2,156	-	-	2,156	(909)	JJ	1,247
Net income (loss) attributable to common stockholders	$-	$(608)	$9,668	$9,060	$(16,569)		$(7,509)

Weighted average shares outstanding- basic and diluted		2,610,568					21,587,336

Net loss attributable to common stockholders per share		$(0.23)					$(0.35)	KK

Notes to the Unaudited Pro Forma Consolidated Financial Statements

Note 1 — Basis of Presentation

The unaudited pro forma condensed consolidated financial statements are based on the historical consolidated financial statements of BSR, MedAmerica and the historical statements of revenues and certain operating expenses of the Initial Properties.

The unaudited pro forma condensed consolidated financial statements present the impact of the Mergers and related transactions, as described in the introduction to the pro forma financial statements, on the Company's financial position and results of operations.

For accounting purposes, BSR is considered to be the acquirer of MedAmerica and the BSR Merger is accounted for as a reverse recapitalization of MedAmerica by BSR. Under reverse recapitalization accounting, the assets and liabilities of MedAmerica are recorded as of the completion of the BSR Merger at their fair value and any excess consideration transferred over the fair value of the net assets of MedAmerica is reflected as a reduction to equity. Consequently, the consolidated financial statements of the Company reflect the operations of BSR, the acquirer for accounting purposes, together with a deemed issuance of shares, equivalent to the shares held by the stockholders of MedAmerica prior to the completion of the Initial Mergers and a recapitalization of the equity of BSR. As OP units were issued as consideration for the BSR Merger, the activities of BSR have been adjusted to reflect a noncontrolling interest in the Company.

Note 2 – Adjustments to the Unaudited Pro Forma Consolidated Balance Sheet

A. – Derived from BSR’s unaudited consolidated balance sheet as of September 30, 2019.

B. – Derived from MedAmerica’s unaudited consolidated balance sheet as of September 30, 2019.

C. – Represents the pro forma adjustments for (i) the acquisitions of the 10 Initial Properties in accordance with the Merger Agreements for the 10 Property Mergers that closed on or before December 31, 2019, (ii) the related incurrence and assumption of certain mortgage indebtedness by the Company and certain of its subsidiaries, and (iii) the incurrence of indebtedness under the Basis Loan Agreement, the Operating Agreement and the MVB Loan Agreement,  assuming each had been completed on September 30, 2019. The Company accounted for the acquisition of the Initial Properties as asset acquisitions in accordance with Accounting Standards Codification Topic 805, Business Combinations.  Amounts incurred by the Company or its affiliates attributable to the acquisition of the Initial Properties have been capitalized. The Company allocated the purchase price, including acquisition costs, to the individual assets acquired and liabilities assumed on a relative fair value basis.

The following table provides additional information regarding the total consideration for the properties (dollars in thousands).

Cash paid to prior owners	$910
Value of common shares issued	57,645
Value of OP Units issued	6,135
Prior owner debt and preferred equity paid off at closing	64,945
Transaction costs	4,216
Cash acquired in acquisitions	(3,081)
Total Cost of Acquisitions	$130,770

The following table reflects the relative fair value of the assets acquired and liabilities assumed related to the acquisition of the Initial Properties (dollars in thousands).

Land	$34,350
Building	103,238
Building and site improvements	15,734
Intangible lease assets	20,222
Total real estate assets acquired	173,544
Other assets	2,725
Total assets acquired	176,269
Accounts payable and accrued expenses	(6,814)
Intangible lease liabilities	(3,451)
Deferred tax liabilities	(16,985)
Assumed mortgage and other indebtedness	(18,249)
Total liabilities assumed	(45,499)
Assets acquired net of liabilities assumed	$130,770

Presented below is a summary of the Company’s pro forma indebtedness (dollars in thousands).

	Maturity Date	Interest Rate (1)	Principal Balance
Basis Term Loan (net of discount of $1,118) (2)	January 1, 2023	Greater of (i) LIBOR plus 3.850% per annum and (ii) 6.125% per annum	$62,996
Basis Preferred Interest (net of discount of $224) (3)	Earlier of (i) January 1, 2023, subject to extension and (ii) the date on which the Basis Mortgage Loan is paid in full	14%	9,471
MVB Term Loan	December 27, 2022	6.75%	4,500
MVB Revolving Credit Facility	December 27, 2021	Prime Rate plus 1.5%, not to exceed 6.75%	2,000
Hollinswood Loan (4)	December 1, 2024	1M LIBOR plus 2.25%	10,200
Debt issued to fund acquisitions			$89,167

Avondale Shops Loan	June 1, 2025	4.00%	$3,275
Vista Shops at Golden Mile Loan	January 25, 2021	1M LIBOR + 2.50%	8,950
Brookhill Azalea Shopping Center Loan (5)	January 31, 2025	1M LIBOR + 2.75%	9,650
Total assumed debt			$21,875

Total debt			$111,042
Deferred financing costs			(1,317)
Pro forma net debt			$109,725
(1)	The one-month LIBOR of 0.15% and the Prime Rate of 3.25% as of December 17, 2020 were used in the pro forma interest expense adjustments.
(2)

The Company has entered into an interest rate cap that caps the LIBOR rate on this loan at 3.5%. This loan is secured by the Company's Coral Hills Shopping Center, Crestivew Square, Midtown Colonial, Midtown Lamonticello, West Broad Commons and Dekalb Plaza Properties.

(3)	The outstanding balance includes approximately $2.8 million of indebtedness related to the Multiple Minimum Amount owed to the Preferred Investor as described below under item "E".

(4)	The Company has entered into an interest rate swap which fixes the interest rate of the loan at 4.06%.
(5)

The Company assumed debt of approximately $6.0 million and also modified the loan agreement in connection with the closing of the applicable Property Merger to draw an additional $3.7 million on the loan at closing.

D. – Reflects the issuance of (i) 18,776,768 shares of common stock and 1,998,479 OP units in connection with the 10 Property Mergers that had closed as of December 31, 2019 valued at $3.07 per share and unit based on the last reported sales price of the Company’s common stock on the OTC on each of December 27, 2019 and December 31, 2019. The OP units represent the noncontrolling interests of the limited partners in the Operating Partnership. The Company owns an 88.4% interest in the Operating Partnership.

E. – Reflects a return to the Preferred Investor of an amount equal to (a) the product of (i) the aggregate amount of capital contributions made and (ii) 0.4, less (b) the aggregate amount of Class A return payments made to the Preferred Investor (the “Minimum Multiple Amount”). As of September 30, 2019, the Minimum Multiple Amount was approximately $2.8 million on a pro forma basis, which is included as indebtedness on the consolidated balance sheet. The accumulated deficit and noncontrolling interest accounts have also been adjusted to reflect the related interest expense.

F. – Reflects (i) the elimination of the MedAmerica historical equity accounts, (ii) the excess consideration transferred over the fair value of the net assets of MedAmerica, reflected as a reduction to equity, (iii) the issuance of 200,000 shares of the Company’s common stock to an affiliate of Gary O. Marino, the Company’s former chairman, and (iv) the issuance of 829,426 OP units in connection with the Mergers of BSR and BSV, valued at $3.07 per unit based on the last reported sales price of the Company’s common stock on the OTC on December 27, 2019.

G. – Reflects the payoff of the outstanding indebtedness of BSR at the closing of the Initial Mergers.

H. – Reflects the elimination of the BSR Members’ equity accounts at the closing of the BSR Merger.

I. – Reflects approximately $2.1 million in equity issuance costs, of which approximately $1.3 million were included in other assets on the BSR balance sheet at September 30, 2019.

J. – Reflects the elimination of approximately $0.1 million in accounts receivable included in the BSR historical balance sheet due from the Initial Properties related to leasing commissions and property management fees.

K. – Represents transaction costs of approximately $0.4 million directly attributable to the Merger that are not included in the historical financial statements.

Note 3 – Adjustments to the Unaudited Pro Forma Consolidated Statements of Operations

AA. – Derived from BSR’s consolidated statements of operations for the year ended December 31, 2018 and the nine months ended September 30, 2019 (unaudited).

BB. – Derived from MedAmerica’s consolidated statements of operations for the year ended December 31, 2018 and the nine months ended September 30, 2019 (unaudited).

CC. – Represents the combined historical revenues and certain direct operating expenses of the Initial Properties derived from the combined statements of revenues and certain direct operating expenses included as Exhibit 99.3 to the Company’s Current Report on Form 8-K/A to which these unaudited pro forma condensed consolidated financial statements are also filed as an exhibit.

DD. – Represents certain pro forma adjustments related to the historical revenues and expenses of the Initial Properties for the nine months ended September 30, 2019 and the year ended December 31, 2018. These pro forma adjustments include the following:

•

Amortization of certain above- and below-market lease intangibles recorded as part of the acquisitions of approximately $0.2 million and $0.3 million included as an adjustment to rental income for the nine months ended September 30, 2019 and the year ended December 31, 2018, respectively.

•

Depreciation and amortization expense based on the Company’s allocation of the purchase price to land, building, and in-place lease intangibles as reflected in the pro forma balance sheet. Depreciation and amortization are calculated on a straight-line basis using the estimated remaining life of the assets. The estimated remaining lives for the buildings acquired range from 20 years to 45 years. The estimated remaining lives for the related site improvements range from 7.5 years to 15 years. A range of less than one month to 19.3 years was estimated for the other lease intangibles acquired.

EE. – Represents the elimination of historical commissions, property management and other fees and allocated wages paid by certain of the Initial Properties to BSR or affiliates of BSR for management of the Initial Properties. The commissions, property management and other fee adjustments eliminate the revenue recorded by BSR and the expense recorded by the Initial Properties. The allocated wages adjustment eliminates the reduction in expense recorded by BSR and the expense recorded by the initial properties.

FF. – Represents  (i) the adjustments necessary to reflect the salaries of Michael Z. Jacoby and Alexander Topchy, the Company’s two executive officers appointed pursuant to the Merger Agreements upon the completion of the Initial Mergers, in accordance with the provisions of each executive officers employment agreement entered into on December 27, 2019, (ii) the elimination of the compensation for MedAmerica executives who resigned in connection with the Initial Mergers pursuant to the terms of the Merger Agreements; and (iii) additional expense related to the Company’s Directors and Officers insurance policy entered into in connection with the completion of the Initial Mergers.

GG. – Represents the elimination of nonrecurring transaction costs incurred that are directly related to the Mergers.

HH. – Represents the adjustment to interest expense to reflect (i) the incurrence or assumption, as applicable, of the debt described in Note 2(C) above, (ii) amortization of deferred financing costs associated with such debt and (iii) the elimination of historical interest expense related to the historical debt paid off at the closing of the Initial Mergers described in Note 2(G) above. A 0.125% increase or decrease in interest rates on the Company’s variable rate debt would result in a change in interest expense of approximately $0.1 million for each of the nine months ended September 30, 2019 and the year ended December 31, 2018.

II. – Reflects the income tax effect of the pro forma results using a 21% estimated statutory tax rate.

JJ. – Represents the proportionate share of income (loss) attributable to noncontrolling interests of the Operating Partnership. The noncontrolling interest collectively own an 11.6% interest in the Operating Partnership.

KK. – Net loss attributable to common stockholders per share-basic is calculated based on the pro forma weighted average common shares outstanding, which was previously 2,610,568 for each of the periods presented and assumes the issuance of 18,776,768 common shares in connection with the acquisitions of the Initial Properties and the issuance of 200,000 common shares to an affiliate of Gary O. Marino, the Company’s former chairman occurred on January 1, 2018, resulting in a total weighted average of 21,587,336 common shares outstanding for each period presented. Net loss attributable to common stockholders per share-diluted is calculated by including the effect of dilutive securities. Potential dilution from (i) 500 common shares issuable upon conversion of shares of convertible preferred stock that were outstanding as of September 30, 2019 and December 31, 2018 and (ii) 70,000 stock options that were outstanding as of September 30, 2019 and December 31, 2018 are excluded from the diluted shares calculation because the effect is antidilutive.  The OP units were excluded from the denominator because earnings were allocated to the noncontrolling interests in the calculation of the numerator.